Exhibit P(1)

Babson Capital Management LLC

Code of Ethics

Effective May 1, 2006

TABLE OF CONTENTS

PART ONE - DEFINITIONS		3

PART TWO - INTRODUCTION		9

PART THREE - CODE OF ETHICS RELATING TO PERSONAL SECURITIES TRANSACTIONS		10

Article I: General Policies		10
A.	Personal Investment Activities	10
B.	General Prohibitions	10

Article II: Specific Policies for Access Persons and Disinterested Trustees		11
A.	Access Persons Pre-clearance Requirements (other than Disinterested Trustees)	11
B.	Access Persons Reporting Obligations	12
D.	Investment Person Requirements	15
E.	Additional Access Person Restrictions (other than Disinterested Trustees)	15
F.	General Policies for Disinterested Trustees	17

PART FOUR – ADMINISTRATION AND CONSTRUCTION		18

Article I: CCO		18
A.	Appointment	18
B.	Primary Responsibilities	18
C.	Reports and Records	19

PART FIVE - GENERAL INFORMATION		21

Article I: No Babson Liability for Losses		21

Article II: Reporting Violations		21

Article III: Penalties for Violations		21

Article IV: Amendments		21

PART ONE - DEFINITIONS

1940 Act	The Investment Company Act of 1940.

Access Persons	Access Persons include: 1. All Associates of Babson; 2. The directors, officers, and partners of Babson; 3. The trustees, directors, officers or general partner of a principal underwriter to a Fund.

Advisers Act	The Investment Advisers Act of 1940.

Advisory Client	Any person or entity that has an investment advisory or investment sub-advisory services agreement with Babson.

Associates	All employees, officers, directors, members of any board of managers, partners, and trustees of Babson Capital, Babson Capital Securities Inc, any additional subsidiaries which may be subsequently organized and that adopt this Code or other individuals as the CCO or his or her Designees deem appropriate.

Automatic Investment Plans	A program in which regular periodic transactions are made automatically in securities in accordance with a predetermined schedule and allocation. Automatic Investment Plans include automatic dividend reinvestment plans.

Babson	Babson Capital Management LLC, Babson Capital Securities Inc., and any additional subsidiaries which may be subsequently organized and that adopt this Code.

Babson Capital	Babson Capital Management LLC

Babson Organization	Babson and all persons controlled by, controlling or under common control except to the extent that any such person has adopted policies and procedures to detect and prevent insider trading that are substantially similar to this Code.

Being Considered for Purchase or Sale	A security is deemed as “Being Considered for Purchase or Sale” when a recommendation has been conveyed by an analyst to a Portfolio Manager and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Beneficial Interest or Control

Any interest by which: (a) an Access Person exercises direct or indirect influence or control over the purchase, sale or other disposition of a Reportable Security; or (b) an Access Person or any member of his or her Immediate Family can directly or indirectly derive a monetary/financial interest from the purchase, sale, disposition or ownership of a Reportable Security.

Examples of indirect monetary/financial interests include but are not limited to: (a) interests in partnerships and trusts that hold Securities but does not include Securities held by a blind trust or by a trust established to fund employee retirement benefit plans such as 401(k) plans; (b) a performance-related fee received by the Access Person for providing investment advisory services; and (c) a person’s rights to acquire Securities through the exercise or conversion of any derivative instrument, whether or not presently exercisable.

Closed-End Investment Company	A mutual fund with a set number of shares issued and distributed to investors in a public offering, identical to the way corporate Securities reach public hands. A Closed-End Investment Company’s capitalization is basically fixed (unless an additional public offering is made). After the public offering stock is distributed, anyone who wants to buy or sell shares does so in the secondary market (either on an exchange or over the counter).

CCO	The Chief Compliance Officer and persons designated (Designees) by the CCO to be principally responsible for the administration of this Code as it applies to the operations of Babson and/or its Advisory Clients.

Designees	Babson Associates who have been designated by the CCO to act on his or her behalf with regard to administration of this Code.

Direct Obligations of the Government of the United States	Any security directly issued or guaranteed as to principal or interest by the United States. Examples of direct obligations include Cash Management Bills, Treasury Bills, Notes and Bonds, and those Treasury securities designated by the U.S. Department of Treasury as eligible to participate in the STRIPS (Separate Trading of Registered Interest and Principal of Securities). Agency bonds, Government National Mortgage Association (GNMA), Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and Student Loan Mortgage Association (SLMA) are not Direct Obligations of the Government of the United States.

Disinterested Trustee	A trustee of a Fund who is not an “interested person” of Babson within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

Exchange Traded Fund (“ETF”)

An exchange-traded fund, or ETF, is a type of investment company whose investment objective is to achieve the same return as a particular market index. An ETF is similar to an index fund in that it will primarily invest in the securities of companies that are included in a selected market index. An ETF will invest in either all of the securities or a representative sample of the securities included in the index. For example, one type of ETF, known as Spiders or SPDRs, invests in all of the stocks contained in the S&P 500 Composite Stock Price Index.

ETFs can be legally classified as open-end companies, closed end companies, or Unit Investment Trusts (UITs).

Federal Securities Laws	The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (SEC) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury that apply to regulated individuals’ personal securities transactions.

Fund	MassMutual Corporate Investors, MassMutual Participation Investors, and any other registered investment company for which Babson Capital serves as investment advisor.

Gifts of Securities	(i) gifts of Securities from you to a 501(c)(3) tax exempt organization; (ii) gifts of Securities between members of the Access Person’s Immediate Family; and (iii) gifts of securities to you over which you do not control the timing.

High Quality Short-term Debt Instruments	Any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized rating organization.

HOLDRs	HOLDRs are trust–issued receipts that represent your beneficial ownership of a specified group of stocks. With HOLDRs, you can own a group of stocks as one asset, or unbundle them to own each of the underlying stocks. Then, you can trade the stocks individually to meet your tax or investment goals. This feature also facilitates more advanced portfolio strategies without requiring you to monitor each of the individual stocks. HOLDRs are exchange-traded and are priced throughout the trading day just like any other stock.

Immediate Family	Related by blood or marriage and living in the same household and includes: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, “significant other”, sibling, mother-, father-, son-, daughter-, brother or sister-in-law, and any adoptive relationships. The CCO or Designee, after reviewing all the pertinent facts and circumstances, may determine, if not prohibited by applicable law, that an indirect Beneficial Interest in or Control of Securities held by members of the Access Person’s Immediate Family does not exist.

Initial Public Offering	Generally, an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Insider	In most cases, employees, officers and directors of a company. In addition, a person may become a “temporary insider” if he or she enters into a special confidential relationship in the conduct of another company’s affairs and as a result is given access to information solely for Babson and/or its Advisory Client’s purposes. A temporary insider could include a company’s attorneys, accountants, bank lending officers and printers. An Associate, such as a securities analyst or portfolio manager, may become a temporary insider of another company if the other company expects such person to keep the disclosed Non-Public Information confidential and the relationship at least implies such a duty.

Inside Information	Material Information that is Non-Public Information. “Material Information” in this context means information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or information that is reasonably certain to have a significant effect on the price of a company’s Securities

Insider Trading

Trading in Securities (whether or not one is an “Insider”) while having Inside Information regarding the Securities or to communicating Inside Information to others. While the law concerning insider trading is not static, it is generally understood to prohibit:

1. trading by an Insider, while in possession of Inside Information; or

2. trading by a non-insider, while in possession of Inside Information, where the information either was disclosed to the non-insider in violation of an Insider’s duty to keep it confidential or was misappropriated; or

3. communicating Inside Information to others by either an Insider or a non-insider prohibited from trading by the Inside Information Statement of Babson Capital Management LLC.

Investment Club	A group of people who pool their assets in order to make joint decisions (typically a vote) on which Securities to buy, hold or sell.

Investment Person	Any Access Person who is a Portfolio Manager, who provides information and/or advice to Portfolio Managers or who helps execute a Portfolio Manager’s decisions (e.g., traders, analysts) or other individuals as identified by the CCO or his or her Designees.

Limited Offering	A Securities offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933, such as a hedge fund or a private placement, including such investments as managed by Babson Capital.

Mass Mutual 401(k) Plan	Securities held by a trust established to fund the employee’s retirement benefit plans of Massachusetts Mutual Insurance Company and its subsidiaries.

No Direct or Indirect Control Over Account	Purchases, sales or dispositions of Securities for an account over which an Access Person has no direct or indirect influence or control (e.g. a “blind trust”).

Non-Public Information	Information that has not been effectively communicated to the market place. See Babson’s Inside Information Statement for a more detailed description.

Open-End Investment Company	A mutual fund that issues its shares in open-ended offerings. New shares are continuously created as investors buy them. Investors who want to sell shares sell them back to the company (which redeems them) rather than to another investor. The capitalization of such a mutual fund is open-ended; as more investors buy mutual fund shares, the fund’s capital expands. By the same token when investors liquidate their holdings, the fund’s capital shrinks.

Personal Trading Assistant (“PTA”)	An intranet-based personal securities trading module used to facilitate pre-clearance, accurate reporting, and oversight of personal trading.

Portfolio Manager	An Investment Person who has the direct responsibility and authority to make investment decisions affecting a particular Babson and/or Advisory Client’s account or portfolio.

Pro Rata Distributions	Purchases resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer.

Real or Perceived Conflict of Interest	A real or perceived conflict of interest exists when an Associate, a family member of an Associate or a personal friend of an Associate has a material personal financial interest (either through employment, an ownership interest or an investment) in a supplier, vendor, enterprise, company, firm or government entity that is doing business with or seeking to do business with the Company. In such event, the Associate should disclose the real or perceived conflict of interest to his supervisor and applicable Compliance Officer and not participate in any aspect of the business relationship with the relevant person or entity.

Reportable Account	All securities accounts in which an Access Person has Beneficial Interest or Control and holds, or has the ability to hold, Reportable Securities. These include those securities accounts carried in the Access Person’s name, either individually or jointly, or as a member of a partnership, by an Immediate Family Member, or other accounts in which an Access Person exercises investment discretion or control on behalf of another person or entity.

Reportable Fund	Any Open-End or Closed-End Investment Company for which Babson Capital serves as an investment adviser (or sub-adviser) or any Open-End or Closed-End Investment Company or unit investment trust whose investment adviser (or sub-adviser) or principal underwriter controls, is controlled by, or is under common control with Babson Capital, a list of which is published from time to time by the Compliance Department on PTA.

Restricted List

A list(s) maintained by a Babson entity that includes the names of the Securities of which are being actively traded, or Being Considered for Purchase or Sale by Babson and/or its Advisory Clients or, when appropriate, its sub-advisers, and the names of any issuer about whom Babson has Inside Information or on whose board of directors Associates serve or other security for which the CCO or his or her Designees deem appropriate to restrict trading in.

An issuer, or security, as applicable, will be removed from the Restricted List when what had been Inside Information becomes available to the public, when the interlocking directorate no longer exists or when what had been a security Being Considered for Purchase or Sale is no longer under such consideration or when the reasons surrounding the restriction no longer exist.

The content of the Restricted List is confidential and will be distributed only to those that have a need to know the identity of the issuers in the context of performing their job responsibilities.

Reportable Securities	See definition of Security.

Secondary Offerings	The issuance of new stock for public sale from a company that has already made its Initial Public Offering.

Security (also “Reportable Security”)	A “security” as defined by Section 3(a)(10) of the Securities Exchange Act of 1934, Section 202(a)(18) of the Investment Advisers Act of 1940 or Section 2(a)(36) of the Investment Company Act of 1940. Examples include but are not limited to any stock or transferable share; note, bond, debenture or other evidence of indebtedness, investment contract, any warrant or option to acquire or sell a security or any derivative relating to a Reportable Security such as any financial futures contract, put, call, straddle, option, or any interest in any group or index of securities. Reportable Securities also include Reportable Funds.

Security Held Or To Be Acquired	A Reportable Security which, within the most recent 15 days, (i) is or has been held by Babson and/or an Advisory Client or (ii) is being or has been considered by Babson for itself and/or its Advisory Clients. This includes any option to purchase or sell, and any Reportable Security that is convertible into or exchangeable for, any Reportable Security that was held or considered. The CCO may amend this definition to the extent necessary to comply with Rule 17j-1.

PART TWO - INTRODUCTION

This Code of Ethics (the “Code”) (i) establishes policies and procedures that are reasonably necessary to detect and prevent insider trading; (ii) establishes standards of business conduct related to personal securities transactions that reflect the fiduciary duty of Babson Capital to its investment advisory clients; (iii) establishes policies and procedures reasonably necessary to detect and prevent certain activities that are, or might be, an abuse of fiduciary duties or create conflicts of interest; (iv) requires those subject to the Code to comply with applicable Federal Securities Laws; and (v) has been adopted in compliance with Section 204A of the Advisers Act, Rule 204A-1 under the Advisers Act, and Rule 17j-1 under the Investment Company Act.

Capitalized terms used in this Code that are not otherwise defined have the meanings contained in PART ONE: Definitions.

All Access Persons shall acknowledge receipt of this Code and any amendments thereto in writing or electronically.

Any person having questions as to the meaning or applicability of these policies and procedures should contact Babson Capital’s CCO or his or her Designee in Babson Capital’s Compliance Department.

PART THREE - CODE OF ETHICS RELATING TO PERSONAL SECURITIES TRANSACTIONS

Article I: General Policies

A.	Personal Investment Activities

In addition to the previously discussed duty to avoid illegal Insider Trading, the principles that govern personal investment activities for Associates, except for Disinterested Trustees of a Fund, include:

1.	The duty at all times to place the interests of Babson and/or its Advisory Clients first;

2.	The requirement that all personal securities transactions be consistent with this Code so as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

3.	The fundamental standard that individuals should not take inappropriate advantage of their positions.

The Code does not attempt to identify all possible conflicts of interest, and literal compliance with the specific provisions of the Code will not excuse Associates for personal trading or other conduct that is illegal or violates or abuses a duty to Advisory Clients.

B.	General Prohibitions

No Access Person and no Disinterested Trustee of a Fund, in connection with the purchase, sale or disposition of a Security Held Or To Be Acquired By Babson and/or its Advisory Clients, may directly or indirectly:

1.	Use information concerning the investment intentions of or influence the investment decision making process of Babson and/or its Advisory Clients for personal gain or in a manner detrimental to the interests of Babson and/or its Advisory Clients;

2.	Employ any device, scheme, or artifice to defraud Babson and/or its Advisory Clients;

3.	Make an untrue statement of a material fact;

4.	Omit to state a material fact necessary in order to make any statement made to Babson and/or its Advisory Clients, in light of the circumstances under which they are made, not misleading;

5.	Engage in any act, practice, or course of business that operates or would operate as fraud, deceit, or breach of trust upon, or by, Babson and/or its Advisory Clients; or

6.	Engage in any manipulative practice with respect to Babson and/or its Advisory Clients.

Article II: Specific Policies for Access Persons and Disinterested Trustees

There are specific policies that govern the personal investment activities of Access Persons, not including Disinterested Trustees.

A.	Access Persons Pre-clearance Requirements (other than Disinterested Trustees)

1.	Requirement to Pre-clear Transactions

No Access Person may purchase, sell or otherwise acquire or dispose of any Reportable Security in which he or she has, or as a result of such transaction will establish, Beneficial Interest or Control without obtaining pre-clearance as prescribed below. Pre-clearance is valid only for the business day it is obtained.

2.	How to Obtain Pre-clearance.

To facilitate pre-clearance, accurate reporting, and oversight of personal trading, Babson utilizes PTA, an intranet based personal securities trading module. Each Access Person designated to utilize PTA is provided with a password and link to the PTA module by the Compliance Department.

All personal Securities transactions must be pre-cleared via PTA prior to execution. Pre-clearance requests can only be entered into PTA between 8:30 am through 4:00 pm on regular business days. Requests entered outside of this timeframe will automatically be denied.

Access Persons that are unable to pre-clear through PTA (i.e., not a designated user of PTA or otherwise unable to submit through PTA through remote access) may contact the Compliance Hotline (a dedicated e-mail and phone number to promptly assist Access Persons with Code related matters) at codeofethics3@massmutual.com or by calling 413.226.1220 to request a pre-clearance. The Compliance Department will submit the request on behalf of the Access Person and communicate the pre-clearance approval or denial.

With respect to the pre-clearance of bonds, private investment funds (including those advised or sub-advised by Babson Capital), Limited Offerings, or Initial Public Offerings, all Access Persons must contact the Compliance Department for pre-clearance authorization. Access Persons that are unable to pre-clear via PTA (i.e., not a designated user of PTA, on vacation/business travel, or pre-clearance of bonds/private investment funds/Limited Offerings/Initial Public Offerings) are instructed to contact the Compliance Hotline.

All trading data, pre-clearance requests, and waivers are archived as required by securities regulations. Pre-clearance communications may be recorded and preserved for the protection of Babson and its Access Persons.

3.	Large Cap/ De Minimis Provision

An Access Person that attempts to pre-clear a transaction will receive pre-clearance in a publicly traded Reportable Security that would otherwise have been denied pre-clearance solely because (i) such Reportable Security is Being Considered for Purchase or Sale or otherwise trading in a client account; or (ii) due to the restrictions contained in PART THREE, Article II (D)(2): Investment Person Restrictions, below will nevertheless receive pre-clearance, provided that:

•	The issuer of the Reportable Security in which the Access Person wishes to transact has a market capitalization exceeding U.S. $3 billion (a “Large Cap Security”), AND

•	The aggregate amount of such Access Person’s transactions across all of their Reportable Accounts in that Large Cap Security does not exceed 10,000 shares or, for fixed income securities $100,000 par value of bonds, within any seven calendar day period.

Such transactions will be subject to all other provisions of the Code.

4.	Limit/Stop Orders

Access Persons are permitted to enter into limit/stop orders. Pre-clearance approval must be obtained on the date that the original order is entered. Compliance must be notified at the time of pre-clearance that the trade is a limit/stop order and what the limit/stop price is for the transaction.

Any transaction that takes place as a result of the limit price being obtained will be considered a passive transaction and is therefore exempt from daily pre-clearance. However, the transaction must be reported on the Quarterly Transaction Report.

5.	Excessive Trading

Babson Capital associates are reminded that personal trading activity takes place during regular businesses hours. Accordingly, associates should take care to avoid any personal trading activity that may distract them from their job responsibilities. Babson Capital will monitor trading activity and may place restrictions on an associate’s personal trading activities.

6.	Ban on Short Term Profits

No Access Person may profit from the purchase and sale, or sale and subsequent re-purchase, within any sixty (60) day period, of any Reportable Security, except for the following Securities:

•	Direct Obligations of the Government of the United States;

•	bankers acceptances;

•	bank certificates of deposits;

•	commercial paper;

•	High Quality Short-term Debt Instruments (including repurchase agreements);

•	shares issued by money market funds; or

•	shares issued by Open-End Investment Companies (other than Reportable Funds).

Any profits realized on such trades will be disgorged pursuant to instructions from the CCO. For purposes of this provision, share lots will be accounted for by utilizing the FIFO (first-in-first-out) method.

7.	Pre-clearance Exemptions

All Reportable Security transactions must be precleared except for those Reportable Security transactions listed as exempt from pre-clearance on Schedule A to this Code.

B.	Access Persons Reporting Obligations

As mentioned above, to facilitate accurate reporting and oversight of personal trading, Babson utilizes PTA. PTA is available for reporting purposes 24 hours a day, 7 days a week. PTA can only be accessed through Babson Capital’s systems and not through a regular internet portal, due to security measures.

Information (i.e. brokerage accounts, holdings, etc.) regarding each Access Person designated to utilize PTA is entered into PTA and those Access Persons are provided with a login i.d., password and link to the module for on-line submission and certification of Quarterly Transaction and Annual Holding Reports.

Access Persons that are unable to report through PTA (i.e., not a designated user of PTA or otherwise unable to submit through PTA through remote access) will certify and submit their Annual Holdings and Quarterly Transaction Reports in paper form to the CCO or Designee who, in turn, will submit the electronic filing through PTA. All reports and certifications are archived as required by securities regulations. Any waivers of Code provisions are granted by the CCO or Designee and documentation concerning any waiver granted is maintained by the Compliance Department.

1.	Initial Holdings Report and Certification

New Access Persons must file a report (“Initial Holdings Report”) disclosing the following:

•	the title and type of each Reportable Security in which they directly or indirectly hold Beneficial Interest or Control;

•	the exchange ticker symbol or CUSIP number (as applicable) for each Reportable Security;

•	the number of shares or principal amount of each Reportable Security (as applicable);

•	the name of any broker, dealer, bank, or other entity such as a transfer agent with which the Access Person maintains an account in which any Securities are held for the Access Person’s direct or indirect benefit; and

•	the date the report is submitted by the Access Person.

This Initial Holding Report is due within ten (10) days after the person became an Access Person and the information must be current as of a date no more than forty-five (45) days prior to the date the person became an Access Person. Access Persons must submit each Initial Holdings Report with a certification to the CCO that they have read and understand this Code, recognize that they are subject to it, will comply with its requirements, and have disclosed or reported all required personal Securities holdings.

2.	Duplicate Confirmations and Periodic Statements for All Securities Accounts

Access Persons shall arrange for copies of confirmations of all Reportable Securities transactions and periodic account statements involving a Reportable Account in which the Access Person has Beneficial Interest or Control and that holds, or has the ability to hold, Reportable Securities, to be sent promptly by the Access Person’s broker(s) directly to the Compliance Department. The periodic account statements must be submitted on at least a quarterly basis. If an Access Person’s broker or service provider is unable to arrange for the Compliance Department to receive confirmations and statements directly, it will be the responsibility of the Access Person to ensure that the Compliance Department receives copies of all such documentation. In this case, confirmations must be delivered to the Compliance Department no later than 10 business days following any transaction in a Reportable Security, and account statements must be delivered to the Compliance Department within thirty (30) calendar days after the end of each calendar quarter.

3.	Quarterly Transaction Report and Certification

(a)	All Access Persons, within thirty (30) calendar days after the end of each calendar quarter, shall submit a report (the “Quarterly Transaction Report”) through PTA and certify to the CCO that the Quarterly Transaction Report lists all Reportable Security transactions in which the Access Person has a Beneficial Interest or over which the Access Person exercises Control during the quarter. Late filers are in technical violation of the law and will be subject to disciplinary action.

(b)	Each Quarterly Transaction Report must contain (with respect to each reportable transaction for the quarter) the following:

•	the date of the transaction (“trade date”);

•	the title of the Reportable Security;

•	the exchange ticker symbol or CUSIP number (as applicable);

•	the interest rate and maturity date (if applicable);

•	the number of shares or the principal amount of each Reportable Security involved (as applicable);

•	the nature of the transaction (e.g. purchase, sale, or any other type of acquisition or disposition);

•	the price at which the transaction was effected;

•	the name of the broker, dealer, bank or other entity with or through which the transaction was effected (if applicable);

•	(with respect to any account established by the Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person) the name of the broker, dealer, bank, or other entity with whom the Access Person established the account and the date the account was established; and

•	the date that the Quarterly Transaction Report is submitted by the Access Person.

4.	Annual Holdings Report and Certification

Access Persons must file an annual report (“Annual Holdings Report”) through PTA disclosing the following:

•	the title and type of each Reportable Security in which they directly or indirectly hold Beneficial Interest or Control;

•	the exchange ticker symbol or CUSIP number (as applicable) for each Reportable Security;

•	the number of shares or principal amount of each Reportable Security (as applicable);

•	the name of any broker, dealer, bank, or other entity with which the Access Person maintains an account in which any Securities are held or could be held for the Access Person’s direct or indirect benefit; and

•	the date the report is submitted by the Access Person.

The information contained in the Annual Holding Report must be current as of a date no more than forty-five (45) days prior to the date the report was submitted. Access Persons must submit each Annual Holdings Report through PTA with a certification to the CCO that they have read and understand this Code, recognize that they are subject to it, have complied with its requirements, and have disclosed or reported all violations of the Code and all required personal Securities holdings.

5.	Exemptions from Initial Holdings Report, Annual Holdings Report, and Quarterly Transaction Report

All Reportable Security transactions are reportable except for the Securities/transactions listed as exempt from the Initial Holdings Report, Annual Holdings Report, and Quarterly Transaction Report on Schedule A of this Code.

D.	Investment Person Requirements

In addition to the pre-clearance and reporting provisions applicable to Access Persons, Investment Persons are also subject to the following:

1.	Duty to Disclose Possible Conflicts of Interest

(a)	An Access Person who is also an Investment Person shall disclose to the Compliance Department and his or her supervisor if he or she has a material Beneficial Interest or Control of an issuer prior to making any recommendation that Babson buy or sell any Securities of such issuer for any Advisory Client.

(b)	No Portfolio Manager having a material Beneficial Interest in or Control of an issuer shall unilaterally approve a transaction for any Advisory Client involving the Securities of such issuer. This provision shall not apply with regard to any Reportable Security traded or held by a private investment fund (i.e., a fund excepted from the definition of an investment company, or exempt from registration as an investment company, under the Investment Company Act of 1940) managed directly or indirectly by Babson, to the extent that a Portfolio Manager may be deemed to have Beneficial Interest or Control of any such Reportable Security solely by reason of such Portfolio Manager having invested in such fund or being entitled directly or indirectly to receive part of the performance fee or allocation paid by any such fund.

2.	Seven-Day “Blackout” Period

No Portfolio Manager may purchase, sell or dispose of any Reportable Security in any of their personal accounts within seven (7) calendar days before or after the purchase or sale of that Reportable Security for an advisory client for which he or she is a Portfolio Manager or is involved in the management thereof. Any profits realized with respect to such purchase or sale shall be disgorged pursuant to instructions from the CCO.

Exempt from this provision are the following Securities and transactions:

•	Direct Obligations of the Government of the United States

•	bankers acceptances

•	bank certificates of deposits

•	commercial paper

•	High Quality Short-term Debt Instruments (including repurchase agreements)

•	shares issued by money market funds

•	shares issued by Open-End Investment Companies

•	Large Cap/ De Minimis Provision Shares (PART THREE, Article II (A)(3))

•	Automatic Investment Plans

•	No Direct or Indirect Investment Control Over Account

•	Involuntary Purchases or Sales

•	Pro Rata Distributions

E.	Additional Access Person Restrictions (other than Disinterested Trustees)

1.	Gifts of Securities

In regard to Gifts of Securities, the action of the gift does not have to be pre-cleared. However, the transaction(s) must be reported on the Quarterly Transaction Report.

2.	Serving on Boards of Trustees or Directors and Other Outside Activities

No Access Person may serve on the board of directors or trustees of a business entity without prior written approval from the CCO of Babson Capital. All Access Persons that wish to serve on a board of directors or trustees shall submit a written request to the CCO or Designee.

Access Persons may serve on the board of directors or trustees on a non-business entity (e.g., charitable or civic organization) without approval from the CCO of Babson Capital; however, notice of such service and/or termination of such service must be reported on PTA, through the Disclosure function, at the time such position is assumed or terminated and confirm such position on a quarterly basis. On a quarterly basis, all Associates will be required to certify that they have disclosed all service on Boards of Trustees or Directors.

3.	Investment Clubs

Participation by Access Persons in Investment Clubs is prohibited.

4.	Short Sales Involving Babson Advised or Sub-Advised Entities

No Access Person shall sell short a Reportable Security issued by an entity for which Babson is an investment adviser or sub-adviser. (For example, MassMutual Corporate Investors and MassMutual Participation Investors.)

5.	Limited Offerings and Initial Public Offerings

Access Persons may not directly or indirectly acquire Beneficial Interest or Control in a Limited Offering without the express prior written approval of the CCO.

No Investment Person may purchase any investment in an Initial Public Offering, except purchases of shares of a savings association, insurance company, or similar institution, under an existing right as a policyholder or depositor which have been approved and precleared in advance by the CCO.

6.	Market Timing

Access Persons that invest in an Open-End Investment Company advised or sub-advised by Babson or participate in the MassMutual 401(k) Plan are subject to the applicable policies adopted by such Fund or Plan with respect to market timing or frequent trading.

7.	Short Sales, Options and Margin Transactions

Subject to pre-clearance, you may engage in short sales (with the exception of transactions outlined in PART THREE, Article II (E)(4)), options and margin transactions.

However, if you engage in such transactions, you should recognize the consequences of being “frozen” or subject to a forced close out because of the general restrictions that apply to personal transactions as noted above, including the ban on short term profits.

These types of activities are risky not only because of the nature of the transactions, but also because action necessary to close out a position may become prohibited under the Code while the position remains open. For example, you may not be able to close-out short sales and transactions in derivatives under the Code. If forced to do so by your brokerage firm, bank, etc., you may be in violation of one or more provisions of the Code and may be subject to any sanctions as described in PART FIVE, Article III. In certain cases of hardship, an exception may be requested of the CCO with respect to an otherwise “frozen” transaction.

F.	General Policies for Disinterested Trustees

There are specific policies that govern the personal investment activities of Disinterested Trustees.

1.	Personal Investment Activities Policy for Disinterested Trustees

The fiduciary principles that govern personal investment activities for Disinterested Trustees with respect to each Fund for which he or she serves as a trustee include:

a.	The duty at all times to place the interests of the Fund first;

b.	The requirement that all personal securities transactions be consistent with this Code so as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

c.	The fundamental standard that individuals should not take inappropriate advantage of their positions.

2.	Requirements for Disinterested Trustees

a.	Purchase, Sale, or Other Disposition of Securities

No Disinterested Trustee of a Fund shall purchase, sell, or otherwise dispose of any Reportable Security if the Disinterested Trustee has actual knowledge that such Reportable Security is Being Considered for Purchase or Sale by or on behalf of the Fund.

b.	Certificate of Compliance

Within thirty (30) calendar days after the end of each calendar year, each Disinterested Trustee shall submit a written statement to the CCO that he or she has complied with the requirements of this Code applicable to Disinterested Trustees.

c.	Initial Holding Report, Annual Holding Report, and Quarterly Transaction Report Exemption

Trustees who are not interested persons of a Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 and who would be required to report solely by reason of being a Fund Trustee need not file (i) an Initial or Annual Holdings Report with Certification as required by PART THREE, Article II (B)(1) and (4) or (ii) a Quarterly Transaction Report with Certification as required by PART THREE, Article II (B)(3) except where the Disinterested Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Fund trustee, should have known that during the fifteen (15)-day period immediately before and after the Disinterested Trustee’s transaction in a Reportable Security such Reportable Security is or was purchased or sold by the Fund or its investment advisor considered purchasing or selling such Reportable Security.

d.	Serving on Boards of Directors or Trustees

Each Disinterested Trustee shall notify the CCO of any service on or termination from a business or non-business board of directors or board of trustees.

PART FOUR – ADMINISTRATION AND CONSTRUCTION

Article I: CCO

The role of the CCO is critical to the implementation and maintenance of this Code.

A.	Appointment

Babson Capital’s President shall designate a CCO who shall have the authority and responsibility to administer this Code. Additionally, the CCO will designate persons to act on his or her behalf (“Designees”).

B.	Primary Responsibilities

The CCO and Designees shall be, or shall become, familiar with investment compliance practices and policies and shall report any material inadequacy to the President, General Counsel, and Board of Managers of Babson Capital.

The CCO or Designees shall:

•	Furnish all Access Persons with a copy of this Code and any amendments thereto, and periodically inform them of their duties and obligations thereunder;

•	Develop policies and procedures designed to implement, maintain, and enforce this Code;

•	Conduct periodic training to explain and reinforce the terms of this Code;

•	Conduct periodic reviews of the reports required to be made by Access Persons under the Code, the scope and frequency of such review to be determined by the CCO;

•	Answer questions regarding this Code, and keep abreast of changes in applicable laws and regulations;

•	Oversee the manner of disposition of any profits required to be disgorged in conformance with company guidelines;

•	Maintain confidential information regarding personal Securities transactions and holdings and only disclose such information to persons with a clear need to know, including state and federal regulators when required or deemed necessary or appropriate by the CCO in conformance with the provisions of the Code;

•	Develop, implement, review, and revise specific firewall procedures consistent with SEC rules and this Code;

•	Review this Code on a regular basis and recommend to Babson Capital’s President, Chief Compliance Officer, General Counsel, and Board of Managers amendments, as are necessary or appropriate; and

•	Interpret this Code consistent with the requirements of applicable laws, regulations and taking into consideration industry practices.

The CCO and Designees are authorized to:

•	Grant and document exceptions or exemptions on an individual or a class basis, to any of the provisions of the Code, provided that such exceptions or exemptions are consistent with the spirit of the principles of this Code, and the requirements of applicable laws and regulations;

•	Designate one or more persons to have the authority and responsibility to act on behalf of the CCO when necessary or appropriate, including handling, without limitation, pre-clearance requests and reviewing transaction and holding reports submitted by Access Persons; and

•	Resolve issues of whether information received by an Associate constitutes Inside Information.

C.	Reports and Records

1.	Reports

The CCO or Designee shall:

(a)	Prepare a quarterly report containing a description of any material violation requiring significant remedial action during the past quarter and any other significant information concerning the application of this Code. The CCO shall submit the report to Babson Capital’s President, General Counsel, and, as requested, the Board of Trustees of each mutual fund potentially affected.

(b)	Prepare written reports at least annually summarizing any material exceptions or exemptions concerning personal investing made during the past year; listing any violations requiring significant remedial action; and identifying any recommended changes to the Code or the procedures thereunder. The report should include any violations that are material, any sanctions imposed to such material violations, and any significant conflicts of interest that arose involving the personal investment policies of the organization, even if the conflicts have not resulted in a violation of the Code. The CCO shall submit this Report to Babson Capital’s President, General Counsel, and Board of Managers and the Board of Trustees of each Fund.

(c)	Annually certify, as requested, to each Fund’s Board of Trustees, that Babson and each Fund it advises have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

2.	Records

The CCO shall maintain or cause to be maintained, the following records:

(a)	A copy of this Code or any other Code which has been in effect during the most recent five (5)-year period;

(b)	A record of any violation of any such Code and of any action taken as a result of such violation in the five (5)-year period following the end of the fiscal year in which the violation took place;

(c)	A copy of each report made by the CCO pursuant to PART FOUR, Article I(C)(1) of this Code for a period of five (5) years from the end of the fiscal year of Babson Capital’s and of each Fund, as applicable, in which such report is made or issued;

(d)	A list of all persons currently or within the most recent five (5)-year period who are or were required to make reports pursuant to this, or a predecessor Code, or who are or were responsible for reviewing these reports; along with a copy of all acknowledgements of each person’s receipt of the Code, Initial Holdings Reports, Annual Holdings Reports, Quarterly Transaction Reports, Pre-clearance Forms, Duplicate Confirmations, and Account Statements (as applicable) filed during that same period;

(e)	An up-to-date list of all Access Persons, Investment Persons, and Portfolio Managers with an appropriate description of their title or employment; and

(f)	A record of the approval of, and rationale supporting, the acquisition of Securities in Initial Public Offerings and Limited Offerings for at least five (5) years after the end of the fiscal year in which the approval is granted.

The aforementioned records shall be maintained for the first two years in the appropriate office of Babson and in an easily accessible place for the time period required by applicable SEC rules thereafter.

PART FIVE - GENERAL INFORMATION

Article I: No Babson Liability for Losses

Babson and/or its Advisory Clients shall not be liable for any losses incurred or profits avoided by any Associate resulting from the implementation or enforcement of this Code. Associates should understand that their ability to buy and sell Securities is limited by this Code and that trading activity by Babson and/or its Advisory Clients may affect the timing of when an Access Person can buy or sell a particular Reportable Security.

Article II: Reporting Violations

Any Associate who knows or has reason to believe that this Code has been or may be violated shall bring such actual or potential violation to the immediate attention to Babson’s CCO or Designee. The Compliance Director (a Designee of the CCO) shall periodically provide the Chief Compliance Officer with a report of all violations of the Code. It is a violation of this Code for an Associate to deliberately fail to report a violation or deliberately withhold relevant or material information concerning a violation of this Code.

No Associate will be subject to penalty or reprisal for reporting in good faith suspected violations of this Code by others.

Article III: Penalties for Violations

Individuals who trade on or inappropriately communicate Inside Information are not only violating this Code but are also involved in unlawful conduct. Penalties for trading on or communicating Inside Information can be severe, both for the individuals involved in such unlawful conduct and their employers. A person can be subject to penalties even if they do not personally benefit from the violation. Penalties may include civil injunctions, payment of profits made or losses avoided (“disgorgement”), jail sentences, fines for the person committing the violation of up to three times the profit gained or loss avoided, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Code shall be subject to the imposition of such sanctions by Babson as published by the Compliance Department from time to time on Babson’s internal intranet website, and/or as may be deemed appropriate by the CCO or his or her Designee under the circumstances to achieve the purposes of applicable SEC rules and this Code. Such sanctions could include, without limitation, fines, bans on personal trading, reductions in salary increases, the forfeiture of incentive compensation benefits, disgorgement of trading profits, transfer to another position at Babson, suspension of employment and termination of employment. Sanctions for violation of this Code by a Disinterested Trustee of a Fund shall be determined by a majority vote of the Fund’s other Disinterested Trustees.

Article IV: Amendments

For the Funds, the respective Boards of Trustees of such Fund must approve any material changes to the Code within six (6) months of the adoption of the material change in accordance with the requirements of Rule 17j-1. The CCO shall provide each Access Person with a copy of any amendments to the Code.

Schedule A

Exemptions

(Definitions for italicized terms may be found in PART ONE: Definitions of the Code)

Pre-clearance Exemption	Exemption from Initial Holding Report, Annual Holding Report, and Quarterly Transaction Report
• Direct Obligations of the Government of the United States[1]	Yes

• Bankers Acceptances	Yes

• Bank Certificates of Deposits	Yes

• Commercial Paper	Yes

• High Quality Short-Term Debt Instruments	Yes

• Repurchase Agreements	Yes

• Shares Issued by Money Market Funds (including those advised and sub-advised by Babson Capital)	Yes

• Variable Annuities	Yes

• No Direct or Indirect Control Over Account	Yes

• Automatic Investment Plans (“AIP”)[2]	Quarterly Transaction Reports not Required. Existence of AIP must be reported on Initial Holdings Report and shares added to holdings due to AIP must be updated on Annual Holdings Reports.

• Open-End Investment Companies (including Reportable Funds)[3]	Reportable Funds,[4] including Reportable Funds held through a variable annuity or life insurance product, are not exempt and must be reported unless held through a Babson offered benefit plan.[5] All other Open-End Investment Companies are exempt from reporting.

• Exchange Traded Funds	No

• HOLDRs	No - Purchase of HOLDR itself does not have to be reported; however, the transaction to “unbundle” a holder must be reported as a purchase of each individual stock received or disposed of

• Pro Rata Distributions	No

• Involuntary Purchases or Sales[6]	No

• Gifts of Securities	No

• All Municipal Bonds	No

• Derivatives based on broad based indices, interest rates, currencies, or agricultural/physical commodity futures (as approved by the Compliance Department)	No

• Securities Traded by a Babson Private Investment Fund (See Note 7)	See Note 7

1	Note: Indirect obligations of the Government of the United States (e.g. agency bonds, General National Mortgage Association (GNMA), Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and Student Loan Mortgage Association (SLMA) Securities) are not Direct Obligations of the Government of the United States.
2	Note: Any transaction that overrides the preset schedule or allocation means the program no longer qualifies as an Automatic Investment Plan.
3	Note: Closed –End Investment Companies are not exempt.
4	Note: Reportable Funds include all mutual funds advised or sub-advised by Babson or any other member of the MassMutual Financial Group, including Massachusetts Mutual Life Insurance Company and Oppenheimer Funds.

5	Note: Holdings of Reportable Funds in the MassMutual 401(k) Plan or any other Babson offered benefit plan do not need to be separately reported, unless directed by the CCO. Such holdings will be deemed incorporated into the reports submitted by Access Persons.
6	Note: Involuntary purchases or sales would include, by way of example, stock dividends, call of a debt security, and spin-offs of shares to existing security holders.
7	Note: To the extent that an Access Person is deemed to have Beneficial Interest or Control of Securities traded or held by a Babson Private Investment Fund solely by reason of having invested in the Babson Private Investment Fund or being entitled directly or indirectly to receive part of the performance fee or allocation paid by such Babson Private Investment Fund, the Access Person does not need to report the Babson Private Investment Fund’s trades and holdings. The Babson Private Investment Fund’s trades and holdings will be deemed incorporated into the reports submitted by the Access Person. A “Babson Private Investment Fund” is a fund managed directly or indirectly by Babson that is excepted from the definition of an investment company, or exempt from registration as an investment company, under the Investment Company Act of 1940.